Exhibit 4.1

CERTIFICATE OF DISSOLUTION

OF

OTONOMY, INC.

Pursuant to Section 275 of the

General Corporation Law of the State of Delaware

Otonomy, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies as follows:

1. The name of the Corporation is Otonomy, Inc.

2. The dissolution of the Corporation has been duly authorized by the Board of Directors and stockholders of the Corporation in accordance with subsections (a) and (b) of Section 275 of the General Corporation Law of the State of Delaware.

3. The date of filing of the Corporation’s original Certificate of Incorporation in Delaware was May 6, 2008.

4. The date the dissolution was authorized is March 24, 2023.

5. The names and addresses of the directors and officers of the Corporation are as follows:

Name	Title	Address
H. Michael Hogan III	Sole director	12657 Alcosta Boulevard Suite 500 San Ramon, CA 94583-4600

Paul E. Cayer	President, Secretary and Chief Financial and Business Officer	4796 Executive Drive San Diego, CA 92121-3090

[Signature Page Follows]

IN WITNESS WHEREOF, this Certificate of Dissolution has been executed this 28th day of March, 2023.

OTONOMY, INC.

By:	/s/ Paul E. Cayer
Paul E. Cayer President, Secretary and Chief Financial and Business Officer

[Signature Page to Certificate of Dissolution of Otonomy, Inc.]